CERTIFICATE OF AMENDMENT
TO
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
GALENA BIOPHARMA, INC.

    Galena Biopharma, Inc., a Delaware corporation (the “Corporation”), hereby certifies that:

1.The following resolution has been unanimously adopted by the Corporation’s Board of Directors and has been approved by the holders of a majority of the Corporation’s outstanding common stock in accordance with the Delaware General Corporation Law for the purpose of amending the Corporation’s Amended and Restated Certificate of Incorporation:
RESOLVED, that ARTICLE III, Section A of the Amended and Restated Certificate of Incorporation of the Corporation shall be amended to read in its entirety as follows:

“A.    Classes of Stock. This Corporation is authorized to issue 280,000,000 shares, of which 275,000,000 shares shall be Common Stock with a par value of $0.0001 per share (“Common Stock”) and 5,000,000 shares shall be Preferred Stock with a par value of $0.0001 per share (“Preferred Stock”).”

2.    The above amendment was duly adopted by the Corporation in accordance with the provisions of Section 242 of the Delaware General Corporation Law.
IN WITNESS WHEREOF, Galena Biopharma, Inc. has caused this Certificate of Amendment to be signed by a duly authorized officer this 19th day of June 2015.

Galena Biopharma, Inc.

By: /s/ Mark W. Schwartz
Mark W. Schwartz, Ph.D.
President and Chief Executive Officer

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